Tidal ETF Trust 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 220 and No. 221 to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated April 26, 2024 on the financial statements and financial highlights of SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF and SoFi Enhanced Yield ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 24, 2024